Filed Pursuant to Rule 433

Registration No. 333-190011

Dated: July 22, 2013

Pricing Term Sheet

5,200,000 Underwritten Shares of

Fixed-To-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C

Issuer:	Synovus Financial Corp. (the “Company”), a Georgia corporation.

Expected Issue Ratings*:	Moody’s Investors Service: Caa1 Standard & Poor’s: B-

Securities Offered:	5,200,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C

Liquidation Preference:	$25 per share of Preferred Stock

Maturity Date:	Perpetual

Dividend Rate (Non-Cumulative):	From July 25, 2013 to, but excluding, August 1, 2018, 7.875% and from and including August 1, 2018, Three-Month LIBOR plus 639 basis points

Dividend Payment:	Beginning November 1, 2013, each February 1, May 1, August 1 and November 1

Day Count:	From July 25, 2013 to, but excluding, August 1, 2018, 30/360 and from and including August 1, 2018, Actual/360

Optional Redemption:	Redeemable in whole or in part, at $25 per share plus, any declared and unpaid dividends, on August 1, 2018, or any dividend payment date thereafter. Also, redeemable in whole upon the occurrence of a “regulatory capital treatment event” (as defined in the prospectus supplement) at $25 per share, plus any declared and unpaid dividends

Trade Date:	July 22, 2013

Settlement Date:	July 25, 2013

Public Offering Price:	$25 per Underwritten Share

Underwriting Commission:	For all sales, except to institutions, 3.15%; for sales to institutions, 2.50%

Net Proceeds (before expenses) to the Issuer:	$126,632,187.50

Bookrunning Manager:	J.P. Morgan Securities LLC

Co-Managers:	Keefe, Bruyette & Woods, Inc. Sandler O’Neil & Partners, L.P.
CUSIP/ISIN:	87161C402 / US87161C4024

*Note: A Securities rating is not a recommendation to buy, sell or hold Securities and may be subject to revision or withdrawal at any time.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS SUPPLEMENT AND A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THESE DOCUMENTS AND THE OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS BY CALLING J.P. MORGAN SECURITIES LLC AT 1-212-834-4533.